Exhibit 23.5

Gaffney, Cline & Associates, Inc.
4425 Westway Park Blvd
Houston, TX 77041
Tel: +1 713 850 9955
May 28, 2021

Board of Directors

Ecopetrol S.A.

Calle 13 No. 36 -34

Bogotá, D.C.

Colombia

Dear Sirs,

Consent of Gaffney, Cline & Associates

As independent reserves engineers for Ecopetrol S.A. (Ecopetrol), Gaffney, Cline & Associates (GaffneyCline) hereby confirms that it has granted and not withdrawn its consent to (i) the references to GaffneyCline and to the inclusion of information contained in our third-party letter report entitled “SEC Proved Reserves Statement for Forty Nine Fields in which Ecopetrol has an Interest, Colombia as of December 31, 2020”, dated February 16, 2021, prepared for Ecopetrol, and to the annexation of our report as an exhibit in Ecopetrol’s annual report on Form 20-F for the year ended December 31, 2020; and, (ii) incorporation by reference of this consent and our report into Ecopetrol S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on May 28, 2021 (the “Registration Statement”). We further consent to the references to GaffneyCline as set forth in the Registration Statement under the heading “Experts”.

Yours sincerely,

Gaffney, Cline & Associates

/s/ Alejandro Giaquinta

Project Manager

Alejandro Giaquinta, Principal Advisor

www.gaffneycline.com